Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 10, 2026 in the Registration Statement on Form S-1 under the Securities Act of 1933 (File No. 333- ) with respect to the balance sheets of BEST SPAC II Acquisition Corp. as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ (deficit) equity, and cash flows for the two-year period ended December 31, 2025, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
March 10, 2026	Certified Public Accountants
PCAOB ID No. 1171